EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 27, 2013, with respect to the financial statements and supplemental schedule of the Regal Beloit Corporation Retirement Saving Plan on Form 11-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statements of Regal Beloit Corporation on Form S-8 (File Nos. 333-155298, effective November 12, 2008, and 333-176283 effective August 12, 2011).

/s/ GRANT THORNTON LLP
Chicago, Illinois
June 27, 2013